Westway Group, Inc. Reports Annual Financial Results

NEW ORLEANS, Mar. 30, 2012 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq: WWAY) today reported an increase in consolidated Adjusted EBITDA for the year of 2011 to $48.4 million, up $3.3 million or 7% from the 2010 results. The Company also recognized consolidated net income for the year of 2011 of $5.1 million compared to $5.7 million for 2010.

Consolidated income before income tax provision and equity in loss of unconsolidated subsidiary in 2011 totaled $13.2 million compared to $9.8 million in 2010. The Company recorded a tax expense in 2011 of $7.5 million compared to $3.7 million in 2010. The change in our income tax provision was primarily due to an increase in U.S pre-tax income and an increase in U.S. tax on foreign earnings.

2011 Results Compared to 2010 Results

The following is a discussion of results for 2011 compared to results for 2010:

Twelve Month Comparison of Consolidated Performance (in thousands)
	12 Months Ended December 31, 2011	12 Months Ended December 31, 2010
	Consolidated	Consolidated

Total Net Revenue	$407,430	$342,658
Adjusted EBITDA(1)	48,353	45,022
Net Income	5,066	5,675

  Consolidated net revenue increased $64.8 million or 19% to $407.4 million as compared to $342.7 million in the year of 2010.

  Consolidated Adjusted EBITDA increased $3.3 million to $48.4 million in 2011, which was primarily due to higher liquid feed sales and dollar gross profit as the total tonnage increased 212,000 tons or 13% compared to 2010.

  Consolidated net income for 2011 included a non-cash goodwill impairment charge of $3.1 million reflecting changes in future income expectations from three terminal sites-one in the U.S. and two in Europe.

  In the liquid feed supplements business, 2011 net revenue totaled $318.4 million, an increase of $64.4 million or 25%, over the year of 2010. Volume for the year of 2011 increased 13% to 1.8 million tons compared to 1.6 million tons for the same period in 2010.

  In the bulk liquid storage business, 2011 net revenue totaled $89.0 million, an increase of $395,000 over the year of 2010. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 363 million gallons at the end of the fourth quarter 2011 as a result of recent expansions in Houston 2 and Amsterdam.

Fourth Quarter 2011 Highlights:

  In our bulk liquid storage business, 8.0 million gallons of new tank capacity was completed and leased at our Houston 1, TX terminal. We also began constructing six new 1 million gallon tanks and three new dock lines as well as the associated inbound and outbound marine and land traffic infrastructure at our Houston 1, TX terminal. We are in Phase 7 of the Houston 1 expansion program, and this phase will maximize utilization of our existing land bank, as well as improve economic efficiencies at this site. The Houston 1 facility has continued at near 100% utilization, with demand for storage exceeding the phased nature of our expansion program at this site.
  Also in our bulk liquid storage business, we began constructing four new 630,000 gallon tanks at the Houston 2 facility- which is Phase 6 in this expansion program. The Houston 2 facility has continued at near 100% utilization due to strong demand for non-fuel product storage in this market.
  Also in our bulk liquid storage business, two new tanks (totaling 900,000 gallons) at our Amsterdam, Netherlands terminal were completed and leased.
  Our liquid feed supplements business began production of low moisture tubs at our Catoosa, OK facility. This new product will expand our sales and serves to complement our existing chemical tub product line.
  Our liquid feed supplements business also completed research and commenced sales of an environmentally friendly "Eco Tub" container. The "Eco Tub" container has been very well received by the industry and improved our sales during the fourth quarter.
  The National Safety Council recognized eleven of our facilities with their prestigious Safety Leadership Award. This award is presented to a facility that has achieved five consecutive years without a fatality or serious occupational injury.

At our Amsterdam, Netherlands terminal, four new tanks totaling 1.9 million gallons were placed in service since January 1, 2012, representing completion of a nine-tank expansion project started during 2011.

4th Quarter 2011 Results Compared to 4th Quarter 2010 Results

The consolidated results for the fourth quarter of 2011 are compared to the results for the same period in 2010:

Quarterly Comparison of Consolidated Performance (in thousands) (unaudited)

	3 Months Ended December 31, 2011	3 Months Ended December 31, 2010
	Consolidated	Consolidated

Total Net Revenue	$117,244	$96,286
Adjusted EBITDA (1)	13,671	14,795
Net Income (loss)	(1,833)	1,905

  Consolidated net revenue increased $20.9 million or 22% to $117.2 million as compared to $96.3 million in the fourth quarter of 2010.

  Consolidated Adjusted EBITDA was $13.7 million compared to $14.8 million, a decrease of $1.1 million or 8%.

  Consolidated net income (loss) reflected a loss of $1.8 million as compared to income of $1.9 million for the fourth quarter of 2010. Consolidated net income included a charge of $3.1 million for goodwill impairment as well as an increase in taxes as explained above.

  In the liquid feed supplements business, net revenue totaled $94.9 million, an increase of $21.7 million or 30%, over the fourth quarter of 2010. Volume for the fourth quarter of 2011 increased 12% to 528,000 tons compared to 471,000 tons for the same period in 2010.

  In the bulk liquid storage business, net revenue totaled $22.3 million, a decrease of $768,000 or 3%, from the fourth quarter of 2010. Our total bulk liquid storage capacity (net of disposals and not including construction in progress) increased to 363 million gallons at the end of the fourth quarter 2011 as a result of recent expansion in Houston 2 and Amsterdam.

Reconciliations of Net Income to Adjusted EBITDA: (in thousands)

Net income differs from Adjusted EBITDA primarily due to certain non-cash expenses, which have been excluded from Adjusted EBITDA (see the reconciliation below). Adjusted EBITDA is presented in this release because it is an important supplemental measure of our performance used by management in the evaluation of the performance of the Company. EBITDA-based measures are frequently used by securities analysts, investors and other interested parties in the evaluation of businesses.

	3 Months Ended December 31, 2011	3 Months Ended December 31, 2010	12 Months Ended December 31, 2011	12 Months Ended December 31, 2010
	Consolidated	Consolidated	Consolidated	Consolidated
	(unaudited)	(unaudited)

Net Income (loss)	$(1,833)	$1,905	$5,066	$5,675
Interest, net	884	1,255	4,393	5,119
Income tax provision	3,990	2,647	7,511	3,650
Depreciation and amortization	6,560	6,194	25,694	25,595
Founder warrant expense	-	-	-	1,381
Goodwill impairment	3,095	2,062	3,095	2,062
Stock compensation expense	362	168	1,210	593
Loss on disposal of property, plant & equipment	613	564	1,384	947

Adjusted EBITDA (1)	$13,671	$14,795	$48,353	$45,022

Note 1- Adjusted EBITDA, as used herein, is defined as net income plus interest expense net of interest income, income tax provision, depreciation and amortization, founder warrant expense, goodwill impairment, stock compensation expense, and net loss on disposal of plant, property, and equipment. Adjusted EBITDA is not a U.S. generally accepted accounting principle ("GAAP") measure of performance or liquidity. Other companies may calculate Adjusted EBITDA differently. Our Adjusted EBITDA numbers, as well as other information in this press release, should be read in conjunction with our 10-K filed today.

Forward-Looking Statements.  This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  In some cases, you can identify forward-looking statements by terminology such as "may," "should," "could," "would," "will," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions.  We have based our forward-looking statements on our current expectations and projections about future events.  Our forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.  Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our Form 10-K filed today, and other SEC filings.

About Westway Group, Inc.  Westway Group, Inc. ("Westway") is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

For more information for periods ending December 31, 2011 and December 31, 2010, please refer to the Company's Form 10-K, which will be available on Westway's website address at www.westway.com.

CONTACT: Thomas A. Masilla, Jr., Chief Financial Officer of Westway Group, Inc., +1-504-636-4245

Summarized Financial Data (in thousands)

Balance Sheet - Selected Items	As of
	December 31, 2011	December 31, 2010
ASSETS
Total current assets	$ 87,094	$ 76,674
Property, plant and equipment, net	323,458	313,491
Total assets	512,031	495,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities	$ 50,097	$ 49,194
Borrowings under credit facilities	93,534	88,534
Deferred income taxes	71,565	64,624
Total liabilities	215,898	203,012
Total stockholders' equity	296,133	292,209
Total liabilities and stockholders' equity	512,031	495,221

Income Statement - Selected Items
	3 Months Ended December 31, 2011		3 Months Ended December 31, 2010		12 Months Ended December 31, 2011	12 Months Ended December 31, 2010
	(unaudited)		(unaudited)

Total net revenue	$117,244		$96,286		$407,430	$342,658
Total costs of sales - liquid feed supplements	79,984		59,048		267,577	206,842
Other operating costs and expenses	14,766		15,015		58,268	56,928
Depreciation and amortization	6,560		6,194		25,694	25,595
Selling, general and administrative expenses	9,048		7,482		33,852	34,026
Goodwill impairment	3,095		2,062		3,095	2,062
Founder warrant expense	-		-		-	1,381
Operating income	3,791		6,485		18,944	15,824

Net Income (loss)	(1,833)		1,905		5,066	5,675
Net income applicable to participating stockholders	1,276		-		2,577	-
Net income (loss) applicable to common stockholders	(4,308)	#	830	#	(2,095)	1,428

Earnings (loss) per share of common stock:
Basic	$(0.16)		$0.01		$(0.08)	$0.02
Diluted	$(0.16)		$0.01		$(0.08)	$0.02

Dividends declared per share	$0.04		-		$0.08	-